Exhibit 99.1

AT THE COMPANY
William J. Kenealy
Chief Financial Officer
(312) 738-4500, bkenealy@vitafoodproducts.com

FOR IMMEDIATE RELEASE

VITA FOODS ANNOUNCES AGREEMENTS WITH FORMER OFFICER; ELIMINATION OF FURTHER EARNOUT PAYMENTS

Chicago, IL, (January 16, 2007) —Vita Food Products, Inc. (AMEX: VSF) announced that it has entered into certain agreements with Terry W. Hess, who had resigned as Vice Chairman and a member of the Company’s Board of Directors effective November 20, 2006 and retired from his position as Chief Executive Officer of Vita Specialty Foods, Inc., the Company’s wholly-owned subsidiary, effective Friday, August 25, 2006. The agreements, dated as of December 6, 2006, provide that all amounts owed to Mr. Hess under the provisions of the Stock Purchase Agreement, entered into in connection with the Company’s acquisition of Virginia Honey Company, Inc. from Mr. Hess in 2001, have been satisfied in full and that the shares of Virginia Honey that had been pledged to Mr. Hess under such Stock Purchase Agreement have been released to the Company.

The agreements also provide for mutual releases between the parties and finalize the termination of Mr. Hess’s employment with the Company and its subsidiaries including reaffirming the five-year non-competition provision applicable to Mr. Hess. Virginia Honey has also entered into two amendments, dated as of January 1, 2007, to lease agreements with an affiliate of Mr. Hess, pursuant to which Virginia Honey has given up its option to purchase the Berryville, Virginia and Martinsburg, West Virginia properties owned by Mr. Hess’ affiliate. The amendments also provided Vita an option to terminate the Berryville lease upon 60 days notice until December 31, 2007, and an option to terminate the Martinsburg lease upon 12 months notice at the end of five and nine years from the date of the amendment.

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands. More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas. The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.